UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2008

VONAGE HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 29, 2008, Vonage Holdings Corp. (the “Company”) approved the appointment of Marc P. Lefar to serve as the Company’s Chief Executive Officer effective on July 29, 2008. Mr. Lefar replaces Jeffrey Citron, the Company’s Chairman, Chief Strategist and Interim Chief Executive Officer, who had assumed the additional role of Interim Chief Executive Officer following the departure of the Company’s prior Chief Executive Officer. Mr. Citron is stepping down as Interim Chief Executive Officer as of July 29, 2008 but will continue as Chairman of the Board. The Company has eliminated the position of Chief Strategist.

Prior to joining the Company, Mr. Lefar, age 44, was Founder and Principal of Marketing Insights, a technology and media consultancy that he founded in May 2007. Prior to founding that firm, Mr. Lefar served as Chief Marketing Officer of Cingular Wireless from February 2003 to April 2007. Mr. Lefar also served as Executive Vice President, Marketing and Value-Added Services of Cable and Wireless Global from 2000 to 2002. He also held senior leadership roles at Verizon Wireless and GTE Wireless. Mr. Lefar spent the first nine years of his career at Procter & Gamble.

Lefar Agreements

Effective July 29, 2008, the Company entered into an agreement with Mr. Lefar providing for his employment, commencing as of July 29, 2008, as Chief Executive Officer for an initial term of three years. The term will automatically renew for additional one-year periods, unless either party gives notice at least 90 days prior to the end of the then-current term. In the event of a change in control, the term will also be automatically extended until the first anniversary of the change of control if the term would otherwise be terminated within such one-year period, subject to automatic annual renewals as described above. As Chief Executive Officer, Mr. Lefar reports to the Company’s Board of Directors. All employees of the Company will report to Mr. Lefar or one of his designees.

Under his employment agreement, Mr. Lefar is entitled to receive an annual base salary of not less than $850,000, subject to review for increase not less than annually by the Company’s compensation committee. Mr. Lefar also is eligible to receive an annual discretionary performance-based bonus in accordance with the Company’s annual bonus program for senior executives. Annual bonus payments under the program in 2007 related to the achievement of revenue, subscriber line acquisition costs, pre-marketing operating income per line, churn and adjusted operating loss targets, as well as personal contribution. The Company’s budget and business plan for the last several years has involved significant operating losses. Therefore, annual bonuses are paid even if the Company has operating losses. For 2008, except as otherwise determined by the Company’s compensation committee in its sole discretion, Mr. Lefar will not be entitled to a performance bonus. Mr. Lefar’s employment agreement contains a target annual bonus equal to 75% of Mr. Lefar’s annual base salary for 2009 and 100% in 2010 and thereafter, subject to review for increase not less than annually by the Company’s compensation committee.

Mr. Lefar was granted a one-time payment of $865,000 as a sign-on bonus and to compensate him for early termination of his prior business affairs, payable not later than July 31, 2008, and nonqualified options (the “Sign-On Options”) to acquire 6,500,000 shares of the Company’s Common Stock, $0.001 par value (“Common Stock”). If, on or prior to January 1, 2009, either the Company delivers a required notice terminating Mr. Lefar’s employment for cause, or he delivers a required notice to the Company resigning from his employment other than for good reason, the Company will be entitled to recoup from Mr. Lefar $500,000 of the one-time payment.

The stock option grant was made on July 29, 2008 and the Sign-On Options will vest in four equal annual installments over a four-year period commencing on the calendar day before the first anniversary of the date of grant. These options have a term of ten years and a per share exercise price equal to $1.42 per share, the closing price of the Company’s Common Stock on the New York Stock Exchange on July 29, 2008, the date of grant. If the financing contemplated by the commitment letter signed by the Company on July 22, 2008 (assuming conversion of all convertible securities and exercise of all outstanding options and warrants) is expected to be substantially more dilutive than the capitalization as contemplated by the commitment letter, the Company and Mr. Lefar will discuss in good faith the award of additional Company equity to Mr. Lefar.

Upon a change of control of the Company, all outstanding Sign-On Options held by Mr. Lefar will become fully vested and exercisable immediately prior to such change of control. Upon termination of Mr. Lefar’s employment without cause by the Company or by Mr. Lefar for good reason (in either case, other than in the context of a change of control of the Company), then for each outstanding Sign-On Option held by Mr. Lefar, an additional amount will vest and become immediately excercisable equal to the number of Sign-On Options that would vest on the next vesting tranche multiplied by a fraction where (1) the numerator is 12 plus the number of full and fractional months that had elapsed between the option vesting date immediately prior to such termination and such termination date and (2) the denominator is 12. Upon a non-renewal of the employment agreement by the Company, Mr. Lefar will vest pro rata in the next vesting tranche to the extent he continues to be employed by the Company beyond the expiration of the term of the employment agreement, such pro rata portion to be based on the full and fractional months that elapse from the day immediately after the expiration of such term through his termination of employment with the Company. Upon a termination of Mr. Lefar’s employment by the Company without cause or for non-renewal, or by Mr. Lefar for good reason, all outstanding options (whether part of the Sign-On Options or not) granted by the Company to Mr. Lefar will, to the extent vested, remain exercisable for at least 180 days after the termination, or until the end of the term of the option, if earlier. Upon a termination of Mr. Lefar’s employment by Mr. Lefar without good reason, all vested outstanding options granted by the Company to Mr. Lefar shall remain exercisable for at least 60 days after termination, or until the end of the term of the option, if earlier.

Mr. Lefar is entitled to relocation benefits customarily made available to a chief executive officer. Prior to his relocation, for up to one year, the Company must pay for or reimburse Mr. Lefar for the cost of temporary housing (i.e., furnished housing, including utilities). During the term of the employment agreement, the Company must promptly pay for or reimburse Mr. Lefar for his commercial air and car transport between his primary residence in Atlanta, Georgia and the Company’s principal offices. The Company must pay for or reimburse Mr. Lefar for amounts up to a maximum of $250,000 in 2008 and $350,000 in 2009 plus the cost of commercial air travel (i.e., the cost of a first-class, fully refundable, direct flight booked one week prior to travel), to be used by Mr. Lefar for private air travel from and to the Company’s principal offices until Mr. Lefar’s relocation to the New Jersey area. The Company will also pay Mr. Lefar’s reasonable counsel fees incurred in connection with the negotiation and documentation of his employment agreement, up to a maximum of $50,000. The Company will gross-up for tax purposes any income arising from such relocation, transportation and legal expense reimbursements that are treated as nondeductible taxable income.

During the term of his employment agreement, if the Company terminates Mr. Lefar’s employment without cause or he resigns with good reason or if Mr. Lefar receives notice of non-renewal of his employment agreement with the Company and, in each case, Mr. Lefar provides us with a general release of claims, he will be entitled to a prorated annual bonus for the year of termination, an amount equal to two times his base salary (one year in the event of non-renewal of Mr. Lefar’s employment agreement), payment of medical, dental and vision continuation coverage premiums for Mr. Lefar and his dependents under COBRA in excess of the amount he would have paid if he were an active employee for the COBRA continuation coverage period until he receives such coverage from another employer and up to $50,000 of outplacement services. If Mr. Lefar’s employment is terminated by reason of death or disability, he will be entitled to a prorated annual bonus for the year of termination and an amount equal to his base salary for one year (reduced by the projected net amount of any disability benefits received by Mr. Lefar under the Company’s group disability policy).

Upon a change of control of the Company meeting specified criteria that occurs prior to July 29, 2009, if Mr. Lefar is then employed by the Company or prior thereto has been terminated by the Company without cause in contemplation of the change of control, Mr. Lefar will be entitled to an additional bonus if, and only if, the Combined Value (as defined below) is less than $4,135,000. The “Combined Value” is defined as the sum of the Value Bonus and the Triggered Severance Amount (if any), each as defined below. To the extent Mr. Lefar is entitled to an additional bonus, such additional bonus will equal the difference between $4,135,000 and the Combined Value and shall be payable in a lump sum 60 days after the termination covered by the Triggered Severance Amount, if applicable, or, if not, 60 days after the change of control. The Triggered Severance Amount shall apply only if Mr. Lefar is notified at a date prior to or at the change of control that he is being terminated without cause within 30 days after the change of control or Mr. Lefar notifies the Company prior to or at the change of control that he is resigning for good reason within 30 days after the change of control or Mr. Lefar has been terminated without cause in contemplation of the change of control. It shall not apply in any other situation. The “Triggered Severance Amount” is a lump-sum amount equal to Mr. Lefar’s base salary in effect on the date employment is terminated for a two-year period. The “Value Bonus” is a value ranging from (A) $0 in the event the per share closing price of the Company’s common stock on the New York Stock Exchange (or other national securities exchange or automated quotation system, in the event the Company’s common stock is no longer traded on the New York Stock Exchange) (the “Exchange”) on the date immediately prior to the change of control is $1.42 (as adjusted for stock splits, stock dividends, recapitalizations and similar transactions) or less, to (B) $4,135,000 in the event the per share closing price of the Company’s common stock on the Exchange on the date immediately prior to such change of control is $2.06 (as adjusted for stock splits, stock dividends, recapitalizations and similar transactions) or more, with the value increasing ratably from $0 to $4,135,000 as the stock price increases from $1.42 to $2.06 per share (in each case, as adjusted), or approximately $64,609.375 in value per $0.01 increase in share price (as adjusted).

The employment agreement provides that Mr. Lefar will receive an additional payment to reimburse for any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code, together with reimbursement for any additional taxes incurred by reason of such payments.

Under the terms of Mr. Lefar’s employment agreement, he has agreed not to disclose any confidential information concerning the Company’s business. In addition, Mr. Lefar has agreed not to solicit or to interfere with the Company’s relationship with any of the Company’s employees, officers or representatives or to interfere with the Company’s relationship with any of the Company’s customers, clients, suppliers, licensees or other business relations until 12 months following termination of his employment. Furthermore, Mr. Lefar has entered into a noncompetition agreement pursuant to which he has agreed not to provide services to the portion of any entity that sells and markets residential/home broadband connectivity or broadband voice service as an employee thereof or as a direct individual consultant thereto (or through an entity specifically formed for such activity) until 12 months following termination of his employment.

On July 29, 2008, the Company also entered into an indemnification agreement with Mr. Lefar. The indemnification agreement provides indemnity, including the advancement of expenses, to Mr. Lefar against liabilities incurred in the performance of his duties to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Election of Lefar to Board of Directors

On July 29, 2008, the Board of Directors of the Company increased the size of the Board of Directors from eight to nine members and, effective upon and subject to commencement of his employment, elected Mr. Lefar to serve as a member of the Company’s Board of Directors. Mr. Lefar will not serve on any committees. Under Mr. Lefar’s employment agreement, unless prohibited by legal or regulatory requirements, the Board of Directors is required to nominate Mr. Lefar for re-election as a member of the Board of Directors at the expiration of the then current term.

Separation Agreement with Citron

On July 29, 2008, the Company entered into a Confidential Separation Agreement and General Release (the “Separation Agreement”) with Jeffrey Citron, the Company’s Chairman, Chief Strategist and Interim Chief Executive Officer, who stepped down as Chief Strategist and Interim Chief Executive Officer effective July 29, 2008.

Mr. Citron will continue as non-executive Chairman of the Board until at least July 29, 2009, subject to specified exceptions, and will have such duties, responsibilities and authority as determined from time to time by the Company’s Board of Directors. The Company has also agreed, subject to specified exceptions, to recommend to the Board that Mr. Citron be nominated for re-election to the Board of Directors at the Company’s 2009 annual meeting of stockholders.

As Chairman of the Board, Mr. Citron will be entitled to (i) an annual retainer of $125,000 in cash (in lieu of Board and committee meeting fees), (ii) annual option grants of immediately exercisable, non-qualified stock options (granted quarterly on the first day of each quarter, beginning October 1, 2008, in accordance with Vonage’s Revised Non-Executive Director Compensation Program (the “Non-Executive Director Program”)) in an amount equal to one and one-half times the amount awarded to a non-employee director and (iii) annual restricted stock grants of shares of Vonage common stock (granted quarterly on the first day of each quarter, beginning October 1, 2008, in accordance with the Non-Executive Director Program) in an amount equal to one and one-half times the amount awarded to a non-employee director.

Pursuant to the terms of the Separation Agreement, the Company agreed, in consideration for a general release and certain other obligations, to make a payment of $350,000 to Mr. Citron, which constitutes Mr. Citron’s pro-rata bonus for 2008 and will be paid in a lump sum payment not later than August 13, 2008. Mr. Citron was also granted nonqualified options (the “Citron Options”) to acquire 750,000 shares of the Company’s Common Stock. The stock option grant was made on July 29, 2008 and the Citron Options will vest over a four-year period, with 25% vesting on the first anniversary of grant and the remainder vesting in equal quarterly installments thereafter. These options have a term of ten years and have a per share exercise price equal to $1.42 per share, the closing price of the Company’s Common Stock on the New York Stock Exchange on July 29, 2008, the date of grant. The Company will also pay Mr. Citron’s reasonable counsel fees incurred in connection with the negotiation and documentation of the Separation Agreement, up to a maximum of $25,000.

As described below, the Company will enter into a Consulting Agreement with a limited liability company of which Mr. Citron is the president and managing member. As partial consideration for the consulting services, Mr. Citron was also granted nonqualified options (the “Consulting Options”) to acquire 1,000,000 shares of the Company’s Common Stock. The stock option grant was made on July 29, 2008 and the Consulting Options will vest over a four-year period, with 25% vesting on the first anniversary of grant and the remainder vesting in equal quarterly installments thereafter. These options have a term of ten years and have a per share exercise price equal to $1.42 per share, the closing price of the Company’s Common Stock on the New York Stock Exchange on July 29, 2008, the date of grant. During the term of the Consulting Agreement, Mr. Citron is entitled (to the extent reasonably practicable) to participate in all employee healthcare plans, programs and arrangements of the Company, in accordance with their respective terms, as may be amended from time to time, and on a basis no less favorable than that made available to senior executives of the Company.

All of Mr. Citron’s unvested options and other equity-based awards granted prior to the Separation Agreement will continue to vest in accordance with their respective terms as long as Mr. Citron continues to serve as a member of the Company’s Board of Directors. Upon Mr. Citron’s cessation of service as a member of the Board of Directors, all unvested options and other equity-based awards that have not otherwise expired by their terms will become fully vested and exercisable, as applicable, without regard to the satisfaction of any performance criteria.

Consulting Agreement with KEC Holdings LLC

On July 29, 2008, the Company entered into a Consulting Agreement (the “Consulting Agreement”) with KEC Holdings LLC, a Delaware limited liability company of which Mr. Citron is the president and managing member (the “Consultant”). The Consultant will perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Board of Directors of the Company and the Chief Executive Officer of the Company. The Consultant agreed to devote a maximum of 40% of its time, and to cause Mr. Citron to devote a maximum of 40% of his business time, to the performance of such services. During the term of the Consulting Agreement, the Consultant may not engage in any activity that has a conflict of interest with the Company, including any competitive employment, business, or other activity, and it may not assist any other person or organization that competes, or intends to compete, with the Company.

The term of the Consulting Agreement expires July 29, 2009, unless terminated earlier in accordance with the Consulting Agreement. The Company will pay to the Consultant an aggregate consulting fee of $250,000, payable bi-weekly in substantially equal installments. The Company will also reimburse the Consultant for properly documented reasonable travel and other business-related expenses. During the term of the Consulting Agreement, the Company will also reimburse the Consultant for the reasonable, itemized expenses associated with renting an off-site office space and employing an assistant to Mr. Citron; provided, however, that such reasonable expenses may not exceed an aggregate of $150,000 without the prior approval of the Chief Executive Officer of the Company.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 29, 2008, the Company’s Board of Directors approved, effective as of such date, the Second Amended and Restated By-laws of the Company, which amended the Amended and Restated By-laws of the Company to eliminate all references to Chief Strategist.

A complete copy of the Company’s Second Amended and Restated By-laws is attached to this Form 8-K as Exhibit 3.1 and is incorporated herein by reference. The foregoing description of the amendments embodied in the Second Amended and Restated By-laws is qualified in its entirety by reference to the text of Article I, Article II, Article III and Article V of the Second Amended and Restated By-laws.

Item 8.01.	Other Events.

On July 29, 2008, the Company issued a press release announcing Mr. Lefar’s appointment. A copy of the press release issued by the Company is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

3.1	Second Amended and Restated By-laws of Vonage Holdings Corp.

10.1	Employment Agreement dated as of July 29, 2008 by and between Vonage Holdings Corp. and Marc P. Lefar.

10.2	Indemnification Agreement dated as of July 29, 2008 by and between Vonage Holdings Corp. and Marc. P. Lefar.

10.3	Form of Nonqualified Stock Option Agreement for Marc P. Lefar under the Vonage Holdings Corp. 2006 Incentive Plan.

10.4	Separation Agreement and General Release dated as of July 29, 2008 by and between Vonage Holdings Corp. and Jeffrey A. Citron.

10.5	Consulting Agreement dated as of July 29, 2008 by and between Vonage Holdings Corp. and KEC Holdings LLC.

10.6	Form of Nonqualified Stock Option Agreement for Jeffrey A. Citron under the Vonage Holdings Corp. 2006 Incentive Plan.

99.1	Press Release issued by Vonage Holdings Corp. on July 29, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: August 4, 2008	By:	/s/ Marc P. Lefar
Marc P. Lefar
Chief Executive Officer